CONTACTS:
Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

•	FY04 GAAP EPS $1.07 vs. $0.88 in FY03

•	FY04 Non-GAAP Comparable EPS $1.19 vs. $1.00 in FY03

•	North American Retail Comp Sales Up 4% for 4Q; Up 3% for FY04

Delray Beach, Fla. — February 10, 2005 – Office Depot, Inc. (NYSE: ODP) today announced fourth quarter and year-end results for the fiscal periods ended December 25, 20041.

Fourth Quarter 2004 Performance
Total Company sales for the fourth quarter grew 7% to $3.5 billion compared to the fourth quarter of 2003. Worldwide comparable sales in the 956 stores and 45 delivery centers that have been open for more than one year increased 2% for the fourth quarter of 2004.

Net earnings for the quarter were $52.8 million ($0.17 per share on a fully diluted basis). Included in fourth quarter net income were net pretax charges of $65.5 million ($0.13 per share), primarily resulting from a number of actions taken subsequent to a company-wide cost structure review. Most of the fourth quarter charges have been outlined in previously filed reports on Form 8-K.

Additional net charges (not previously reported) of $3.5 million ($0.01 per share) are included in the overall $65.5 million net pretax charge:

•	International goodwill impairment ($11.5 million),

•	Corporate headquarters project cancellation ($3.6 million),

•	Other facility termination expenses ($1.7 million), and

•	Tax rate and position changes ($13.3 million benefit)

These items were either identified in the Company’s normal year-end review process or represent quantification of previously announced decisions taken earlier in the fourth quarter 2004.

Total Company diluted earnings per share excluding the above referenced charges (i.e., non-GAAP EPS) were $0.30 compared to $0.22 (also non-GAAP basis) for the fourth

[1]	All EPS amounts are presented on the basis of Generally Accepted Accounting Principles (GAAP) unless otherwise indicated.

quarter of 2003. Fourth quarter 2003 net income included pretax charges of $32.4 million ($0.07 per share) to adjust lease termination costs related to stores closed in prior periods, and to account for the sale or write-down of certain Internet investments. A fourth quarter GAAP to non-GAAP EPS reconciliation schedule is available on our public website at www.officedepot.com under Company Info/Investor Relations.

Office Depot is committed to reporting its financial results on a GAAP basis, but provides non-GAAP information for a greater understanding of some of the underlying elements that comprise the GAAP results. The inclusion of non-GAAP results does not imply that Office Depot believes such information to be in any way superior to reported GAAP results, but it affords additional information that some investors may find useful in analyzing the Company.

Full Year 2004 Performance
Total Company sales for fiscal 2004 grew 10% to $13.6 billion compared to the same period of 2003. Worldwide comparable sales in the 956 stores and 45 delivery centers that have been open for more than one year increased 1% for the full year 2004.

Net earnings for 2004 were $338.2 million ($1.07 per share on a fully diluted basis). Included in 2004 net income were net pretax charges of $60.6 million, or $0.12 per share, to adjust for the previously identified fourth quarter charges and a net $5.0 million gain to settle other certain litigation. Total Company diluted earnings per share for the full year 2004, excluding the charges identified above, totaled $1.19 (on a non-GAAP basis).

Earnings per share in 2003 (on a GAAP basis) were $0.88. Included in 2003 GAAP net income were pretax charges of $32.4 million ($0.08 per share) to adjust lease terminations for stores closed in prior periods and write down certain Internet investments, charges of $25.9 million ($0.08 per share) for the cumulative effect of adopting EITF 02-16, which relates to the accounting for certain vendor funded arrangements, and an $11.8 million ($0.04 per share) pretax gain from a foreign exchange currency benefit. On a non-GAAP basis, comparable EPS was $1.00 for 2003. A full year GAAP to non-GAAP EPS reconciliation schedule is available on our public website at www.officedepot.com under Company Info/Investor Relations.

Neil Austrian, Office Depot’s Chairman & CEO, commented on the full year results: “On balance, 2004 was a good year for Office Depot. We improved both the sales and profitability of North American Retail. We completed the acquisition of the former Kids ‘R’ Us stores and launched our expansion in the Northeastern U.S. Profitability increased in the Business Services Group, although sluggish catalog sales held back our overall growth rate. International earnings grew over last year, but the sales contribution from the Guilbert acquisition fell short of our targets. Realizing the objectives of this key acquisition remains a top priority as we move forward. In summary, our key initiatives are delivering results, and continued improvement in our execution will bring further earnings growth in 2005.”

North American Retail Division
North American Retail sales increased 8% for the fourth quarter and 5% for the full year compared to the same periods in 2003. 2004 comparable store sales in the 892 stores throughout the U.S. and Canada that have been open for more than one year increased 4% for the fourth quarter and 3% for the full year. Improved technology category sales drove the positive comparable sales for both the quarter and the full year, but had a negative impact on product margins. Comparable average transaction size increased but comparable transaction counts decreased for both the fourth quarter and the full year.

Gross margin in the fourth quarter and full year improved slightly as increased vendor rebates and promotional support and reduced inventory clearance charges were partially offset by a higher sales mix of lower margin technology products. Store and warehouse operating expenses declined as a percentage of sales for the quarter and the full year, primarily because of broad-based operating cost reductions in 2004 and higher facility closure costs in the fourth quarter of 2003. Segment operating profit increased 106% in the fourth quarter and 25% for the full year compared to the same periods in 2003.

Commenting on North American Retail results, Austrian noted: “I am pleased to report our best Retail comparable sales performance in 19 quarters. More importantly, our core focus on increasing store profitability yielded improved Retail operating margins for both the quarter and the year. We will continue our emphasis on profitable retail growth in 2005 and beyond.”

Office Depot continued to expand its store base during the fourth quarter by opening 52 new stores, relocating two stores and closing six under-performing stores. For the year, a total of 69 net new stores were opened in North America. At the end of fiscal 2004, Office Depot operated a total of 969 office product superstores throughout the U.S. and Canada.

Business Services Group
North American Business Services Group sales increased 3% for the fourth quarter and 2% for the full year compared to the same periods in 2003. The increase reflects 5% growth in the contract channel for the fourth quarter and 3% growth for the full year. Total Direct sales (Office Depot catalog, Viking catalog and Tech Depot) were positive for the fourth quarter and flat for the full year, with growth in Tech Depot offset by an overall decline in the catalog channel. Domestic e-commerce sales grew by 11% during the quarter and by 12% for the full year.

Gross margin remained flat for the quarter because of increased vendor program funding that offset higher paper costs and lower pricing on ink and toner. Gross margin declined for the full year on a comparative basis, primarily because of higher paper costs and lower pricing on ink and toner. Store and warehouse operating expenses increased slightly for the fourth quarter primarily because of increased payroll expense and declined for the full year because of lower advertising and warehouse and delivery expenses. Segment operating profit increased 2% in the fourth quarter and 3% for the full year compared to the same periods in 2003.

Austrian commented: “Our supply chain team’s focus on efficiency yielded our 16th consecutive quarter of declining warehouse and delivery expenses, measured as a percent of sales. With the previously announced increased investment in our contract sales force nearly complete, we look forward to more aggressively growing our catalog business as part of a well-rounded effort to gain delivery market share in 2005.”

International Group
Sales in the International Group increased 9% in U.S. dollars (but remained flat in local currencies) in the fourth quarter, and increased 30% (21% in local currencies) for the full year compared to the same periods in 2003, as the Company continued to experience translation benefit from the weaker U.S. dollar. Sales in 2004 include a full twelve months of Guilbert operations, while the prior period includes operations only from the acquisition date of June 2, 2003. Comparable International sales declined 1% for the fourth quarter and 2% for the year. The change in exchange rates from the corresponding periods of last year increased sales reported in U.S. dollars by $75 million for the fourth quarter and $269 million for the year.

Fourth quarter and full year revenues, as measured in local currencies, increased in the United Kingdom and decreased in France, Germany and the Netherlands. Comparable sales trends in France, Germany and the Netherlands improved sequentially over the third quarter, with France recording a sequential comparable sales improvement of over 750 basis points. Comparable contract, catalog and retail sales each declined slightly in the fourth quarter, with contract recording a comparable sequential sales improvement of over 950 basis points. Full year 2004 comparable retail sales increased, while comparable contract and catalog sales declined.

Gross profit as a percentage of sales decreased in the fourth quarter and the full year as compared to the same periods in 2003, primarily reflecting competitive rate pressures in both the catalog and contract channels. Store and warehouse operating expenses, as a percent of sales, increased compared to the prior year primarily because of costs associated with the previously announced closure of a warehouse in France and a goodwill impairment charge related to our Japanese operations. Segment operating profit declined 29% (a decline of 35% in local currencies) in the fourth quarter and increased 17% (increased 7% in local currencies) for the full year in 2004 compared to the same periods in 2003. International segment operating profit, when translated into U.S. dollars, benefited from foreign exchange rates by $8 million during the fourth quarter and $37 million during the year.

“Europe continues to be a challenging market, and our overall performance this quarter reflects that reality,” Austrian said. “While our overall comparable sales were slightly negative, I want to note that our contract business demonstrated a marked fourth quarter sales improvement over the third quarter. I am pleased that our efforts to improve our contract sales appear to be gaining traction. However, I also recognize that we need further improvement to fully realize the financial and strategic value of the Guilbert acquisition. We are taking steps to improve our cost structure in Europe and to focus on driving sales in the Guilbert business. We remain optimistic for 2005.”

Outlook

“Given the expected arrival of a new CEO in 2005, we have made the decision to suspend our practice of issuing formal business performance and earnings guidance,” commented Austrian. “The Board of Directors and I wish to afford the incoming CEO the proper latitude, together with our senior management team, to make decisions with our shareholders’ long-term interest in mind. Establishing earnings guidance for 2005 prior to the new CEO’s arrival, which we expect in the first half of this year, could limit this flexibility.”

Austrian concluded: “I continue to have full confidence in our stated strategies and in our employees as we pursue greater growth and profitability, and I am confident that our Board shares this viewpoint. Our efforts to improve the profitability of North American Retail, grow market share in our North American delivery businesses and deliver on our expectations for the Guilbert acquisition are beginning to gain momentum. In 2005, we will continue our Taking Care of Business™ philosophy as we strive for excellence in achieving our goals.”

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today’s date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-7893 for further information on the conference call.

About Office Depot

With annual sales approaching $14 billion, Office Depot sells more office products to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 46,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. With $3.1 billion in online sales in FY’04, the Company is the world’s number three Internet retailer. In North America, Office Depot has 969 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers and more than 60 local sales offices. Internationally, the Company conducts wholly owned operations in 14 countries via 78 retail stores and 25 distribution centers, and operates 153 retail stores under joint venture and license arrangements in another seven countries.

The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004, its upcoming report on Form 10-K due later this month, and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

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OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 25,	December 27,	December 25,	December 27,
	2004	2003	2004	2003
Sales	$3,469,418	$3,251,426	$13,564,699	$12,358,566
Cost of goods sold and occupancy costs	2,365,191	2,211,970	9,309,140	8,484,420

Gross profit	1,104,227	1,039,456	4,255,559	3,874,146

Store and warehouse operating and selling expenses	808,139	759,496	3,032,637	2,802,240
General and administrative expenses	186,196	180,434	665,825	578,840
Other operating expenses	6,014	13,808	23,080	22,809

	1,000,349	953,738	3,721,542	3,403,889

Operating profit	103,878	85,718	534,017	470,257

Other income (expense):
Interest income	7,365	2,730	20,042	14,196
Interest expense	(13,328)	(17,020)	(61,108)	(54,805)
Loss on extinguishment of debt	(45,407)	—	(45,407)	—
Miscellaneous income, net	3,911	(4,098)	17,729	15,392

Earnings from continuing operations before income taxes and cumulative effect of accounting change	56,419	67,330	465,273	445,040

Income taxes	3,627	20,536	127,114	143,016

Earnings from continuing operations before cumulative effect of accounting change	52,792	46,794	338,159	302,024

Discontinued operations, net	—	(990)	—	176

Cumulative effect of accounting change, net	—	—	—	(25,905)

Net earnings	$52,792	$45,804	$338,159	$276,295

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.17	$0.15	$1.08	$0.98
Diluted	0.17	0.15	1.07	0.96

Cumulative effect of accounting change:
Basic	—	—	—	(0.08)
Diluted	—	—	—	(0.08)

Net earnings per share:
Basic	$0.17	$0.15	$1.08	$0.89
Diluted	0.17	0.15	1.07	0.88

Weighted average number of common shares outstanding:
Basic	311,824	311,798	311,760	309,699
Diluted	314,714	315,576	315,625	313,688

OFFICE DEPOT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	December 25, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$801,952	$790,889
Short-term investments	152,908	100,234
Receivables, net	1,303,888	1,112,417
Merchandise inventories, net	1,408,778	1,336,341
Deferred income taxes	133,282	169,542
Prepaid expenses and other current assets	115,363	67,305

Total current assets	3,916,171	3,576,728

Fixed assets:
Property and equipment, at cost	2,758,345	2,417,084
Less accumulated depreciation and amortization	1,347,366	1,172,789

Net fixed assets	1,410,979	1,244,295

Goodwill, net	1,049,669	1,004,122
Other assets	338,506	320,097

Total assets	$6,715,325	$6,145,242

LIABILITIES
Current liabilities:
Trade accounts payable	$1,569,862	$1,261,788
Other accounts payable	80,455	61,391
Accrued expenses and other current liabilities	815,048	809,073
Income taxes payable	136,354	132,085
Current maturities of long-term debt	15,143	12,916

Total current liabilities	2,616,862	2,277,253

Deferred income taxes and other long-term liabilities	242,114	244,600
Long-term debt, net of current maturities	583,680	829,302

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock — authorized 800,000,000 shares of $.01 par value; issued 404,925,515 in 2004 and 398,822,742 in 2003	4,049	3,988
Additional paid-in capital	1,257,619	1,175,497
Unamortized value of long-term incentive stock grant	(2,125)	(1,362)
Accumulated other comprehensive income	339,708	214,764
Retained earnings	2,642,896	2,304,737
Treasury stock, at cost – 92,623,768 shares in 2004 and 88,628,803 in 2003	(969,478)	(903,537)

Total stockholders’ equity	3,272,669	2,794,087

Total liabilities and stockholders’ equity	$6,715,325	$6,145,242

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	52 Weeks	52 Weeks
	Ended	Ended
	December 25,	December 27,
	2004	2003
Cash flows from operating activities:
Net earnings	$338,159	$276,295
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net	—	25,905
Depreciation and amortization	264,546	248,345
Charges for losses on inventories and receivables	87,927	118,282
Net earnings from equity method investments	(16,171)	(11,056)
Deferred income taxes	1,978	33,052
Net loss on investment securities	—	8,428
(Gain) loss on disposal of property and equipment	(3,242)	6,912
Facility closure costs and impairment charges	24,791	26,675
Other operating activities	(4,578)	17,126
Changes in assets and liabilities:
(Increase) decrease in receivables	(150,821)	30,171
(Increase) in merchandise inventories	(114,160)	(52,419)
Net (increase) decrease in prepaid expenses and other assets	(20,615)	4,935
Net increase (decrease) in accounts payable, accrued expenses and deferred credits	230,841	(80,911)

Total adjustments	300,496	375,445

Net cash provided by operating activities	638,655	651,740

Cash flows from investing activities:
Sale of short-term investments	—	6,435
Purchase of short-term investments	(54,750)	(100,000)
Acquisition, net of cash acquired	(7,900)	(918,966)
Capital expenditures	(384,012)	(211,941)
Purchase of properties held for sale	(19,570)	—
Proceeds from sale of business	—	36,210
Proceeds from disposition of assets and deposits received	55,061	8,425

Net cash used in investing activities	(411,171)	(1,179,837)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	70,592	46,664
Acquisition of treasury stock	(65,578)	(50,064)
Proceeds from issuance of notes	—	398,880
Proceeds from issuance of long-term borrowings	—	28,505
Net payments on long- and short-term borrowings	(11,491)	(35,134)
Redemption of senior subordinated notes	(250,000)	—

Net cash (used in) provided by financing activities	(256,477)	388,851

Effect of exchange rate changes on cash and cash equivalents	40,056	53,047

Net increase (decrease) in cash and cash equivalents	11,063	(86,199)
Cash and cash equivalents at beginning of period	790,889	877,088

Cash and cash equivalents at end of period	$801,952	$790,889

OFFICE DEPOT, INC.
SEGMENT INFORMATION
(In millions)
(Unaudited)

North American Retail Division

($ in millions)	Fourth Quarter				Year-to-Date
	2004		2003		2004		2003
Sales	$1,503.3	100.0%	$1,390.3	100.0%	$5,940.7	100.0%	$5,650.1	100.0%
Cost of goods sold and occupancy costs	1,104.7	73.5%	1,029.6	74.1%	4,368.8	73.5%	4,162.3	73.7%

Gross profit	398.6	26.5%	360.7	25.9%	1,571.9	26.5%	1,487.8	26.3%
Store and warehouse operating and selling expenses	299.0	19.9%	312.3	22.4%	1,180.9	19.9%	1,173.8	20.8%

Segment operating profit	$99.5	6.6%	$48.4	3.5%	$391.0	6.6%	$314.0	5.5%

Business Services Group

($ in millions)	Fourth Quarter				Year-to-Date
	2004		2003		2004		2003
Sales	$995.3	100.0%	$966.8	100.0%	$4,045.5	100.0%	$3,965.3	100.0%
Cost of goods sold and occupancy costs	662.5	66.6%	644.2	66.6%	2,746.7	67.9%	2,671.2	67.4%

Gross profit	332.8	33.4%	322.6	33.4%	1,298.8	32.1%	1,294.1	32.6%
Store and warehouse operating and selling expenses	228.3	22.9%	220.2	22.8%	899.8	22.2%	906.2	22.9%

Segment operating profit	$104.5	10.5%	$102.4	10.6%	$399.0	9.9%	$387.9	9.7%

International Group

($ in millions)	Fourth Quarter				Year-to-Date
	2004		2003		2004		2003
Sales	$971.5	100.0%	$895.3	100.0%	$3,580.8	100.0%	$2,746.5	100.0%
Cost of goods sold and occupancy costs	598.5	61.6%	538.5	60.1%	2,195.4	61.3%	1,652.7	60.2%

Gross profit	373.0	38.4%	356.8	39.9%	1,385.4	38.7%	1,093.8	39.8%
Store and warehouse operating and selling expenses	280.9	28.9%	227.2	25.4%	952.1	26.6%	723.1	26.3%
Segment operating profit	$92.1	9.5%	$129.6	14.5%	$433.3	12.1%	$370.7	13.5%